March 14, 1997


FTSI
502 Prairie Mine Road
Mulberry, Florida U.S.A.
33860


Attention:  Pete Ellis

Dear Sir,

Please acknowledge that the signed agreement dated Dec. 31, 1996, referring to MDS Nordion's Indebtedness of FTSI, converting the amount of $68,000 to shares, has been destroyed.

The attached agreement converting $190,000 to shares should replace it.

                                           Yours truly,

                                           MDS NORDION



                                      by:
                                           ------------------------------------
                                           Frank M. Fraser
                                           Vice President, Market Development


The foregoing is acknowledged and agreed this 14 day of March, 1997

FOOD TECHNOLOGY SERVICE INC.,


by:
    --------------------------------
    Pete Ellis
    President and CEO